Exhibit 99.1

SEALY CORPORATION

Press Release – 4Q Fiscal 2012 Results

January 23, 2013

FINAL

News Release

Sealy Corporation Reports Fourth Quarter and Fiscal Full Year 2012 Results

—4th Quarter Results from Continuing Operations—

—Adjusted EBITDA of $35.2 Million—

—Net Loss Per Share $0.03—

—Adjusted Earnings Per Share of $0.04—

TRINITY, N.C., January 23, 2013 — Sealy Corporation (NYSE: ZZ), a leading global bedding manufacturer, today announced results for its fiscal fourth quarter and full year 2012. The fiscal year ended December 2, 2012 was a 53-week year compared to a 52-week fiscal year ended November 27, 2011.

Fiscal 2012 4th Quarter Recap for Continuing Operations

•                  Net sales increased by $88.9 million or 33.0% to $358.1 million, compared to the same prior year quarter. The increase in net sales attributable to the 53rd week was approximately $37.1 million, which added growth of 13.8% over the prior year quarter.

•                  Gross profit increased by $43.8 million to $141.9 million compared to the same prior year quarter. The increase due to the 53rd week was approximately $14.5 million.

•                  Gross profit margin increased approximately 320 bps to 39.6% of sales compared to 36.4% in the same prior year quarter.

•                  Income from operations increased by $12.3 million to $16.1 million compared to the same prior year quarter.

•                  Net loss from continuing operations attributable to common shareholders was $2.7 million or $0.03 per diluted share, compared to net loss from continuing operations of $14.0 million or $0.14 per diluted share in the prior year quarter.  Excluding the impact of restructuring expense, merger costs and income tax expense on repatriated foreign earnings, our adjusted

EPS was $0.04. Please see the attached reconciliation of adjusted EPS.

•                  Adjusted EBITDA increased by $20.1 million to $35.2 million compared to the same prior year quarter. The increase due to the 53rd week was approximately $3.9 million.

“We were pleased with our performance in 2012 as we continued to execute on our strategic initiatives,” stated Larry Rogers, Sealy’s President and Chief Executive Officer.  “Strong product offerings in both the specialty and innerspring lines, compelling advertising and continued financial discipline led to these financial results and we are working to ensure these trends continue.”

Fiscal 2012 Fourth Quarter Results

Total U.S. net sales increased 32.9% to $269.7 million from the fourth quarter of fiscal 2011. The increase in net sales attributable to the 53rd week was approximately $27.7 million. Also contributing to the increase in U.S. net sales was a 13.3% increase in wholesale unit volume, coupled with a 15.8% increase in wholesale average unit selling price. The significant improvement in both of these metrics was primarily driven by the success of the Optimum by Sealy Posturepedic and Next Generation Stearns & Foster product lines, both of which sell at higher price points in the market.

International net sales increased $22.1 million, or 33.3%, from the fourth quarter of fiscal 2011 to $88.4 million. The increase in net sales attributable to the 53rd week was approximately $9.3 million. This increase was primarily attributable to the strong sales performance of Canada, Mexico and South America. In Canada, local currency sales increases of 28.1% translated into increases of 31.8% in U.S. dollars due to the strengthening of the Canadian dollar versus the U.S. dollar.  Excluding the effects of currency fluctuation, international net sales increased 32.1% from the fourth quarter of fiscal 2011.

Gross profit for the fourth fiscal quarter increased by $43.8 million to $141.9 million from the prior year quarter.  Gross margin increased 3.2 percentage points to 39.6%. The increase as a percentage of net sales was primarily due to increases in gross profit margins in U.S. operations partially offset by declines in Canada. U.S. gross profit margin increased 4.8 percentage points to 39.8%. The increase as a percentage of net sales was primarily attributable to improved operational efficiencies on higher sales volumes and an improvement in manufacturing processes which resulted in a 2.4 percentage point increase in U.S. gross profit margin. Additionally, the leveraging of fixed costs due to the higher sales volumes contributed a 2.6 percentage point improvement in gross margin.  The local currency gross profit margin in Canada was 37.6% as a percentage of net sales which represents a decrease of 4.6 percentage points from fiscal 2011. This decrease was primarily driven by the impact of promotional activities to gain market share, and higher raw material costs.

Selling, general, and administrative expenses were $127.8 million for the fourth quarter of fiscal 2012, an increase of $28.9 million versus the comparable period a year earlier. A portion of this increased expense was driven by the 53rd week. The increased variable expense was primarily driven by higher cooperative advertising and promotional costs, and the increased fixed expense was driven primarily by higher incentive compensation and an increase in defined contribution costs and professional fees. As a percentage of net sales, this expense was 35.7% and 36.7% for the quarters ended December 2, 2012 and November 27, 2011, respectively, a decrease of 1.0 percentage points.

Cash flow from operations was $50.7 million for the fourth quarter of fiscal 2012, driven primarily by improvements in working capital.  As a result of our cash generation and the repatriation of a portion of our non US cash, subsequent to the end of the fiscal year, the Company redeemed an additional $35 million of its senior notes.

Fiscal 2012 Full Year Results

Net sales for the fiscal year ended December 2, 2012 increased 9.6% to $1,347.9 million from $1,230.2 million for the prior fiscal year. Gross profit was $539.5 million, or

40.0% of net sales, versus $478.7 million, or 38.9% of net sales, for the prior fiscal year.  For the 2012 fiscal year, net income attributable to common shareholders from continuing operations was $2.0 million and net loss from discontinued operations was $2.0 million, resulting in overall net income for the fiscal year of $0.0 million.  Adjusted EBITDA increased 18.9% to $150.1 million, or 11.1% of net sales, from $126.3 million, or 10.3% of net sales, in the prior fiscal year.  For further information on the change in Adjusted EBITDA, please see the attached Reconciliation of 2012 Adjusted EBITDA to Prior Year schedule.

As of December 2, 2012, the Company’s debt net of cash was $641.4 million and Net Debt to Adjusted EBITDA ratio (excluding the Convertible Payment In Kind Notes) was 2.94x.

“We were pleased to deliver improved year over year net sales, gross margin, net income and Adjusted EBITDA results in 2012. As we move into 2013, we expect to drive growth across our entire portfolio in both our domestic and international markets,” concluded Mr. Rogers.

Transaction Update

Sealy and Tempur-Pedic certified to substantial compliance with the Request for Additional Information (“Second Request”) issued by the Federal Trade Commission under the Hart-Scott-Rodino Act on January 22, 2013. By agreement of the parties with the FTC, the FTC has up to 45 days following substantial compliance to complete its review of the  transaction.

Results from Discontinued Operations

During the fourth quarter of 2010, the company divested the assets of its manufacturing operations in France and Italy, which represented all of the assets in its Europe segment.  In addition, the company discontinued manufacturing operations in Brazil.  The company has transitioned to a license arrangement with third parties in both of these markets.  These businesses are accounted for as discontinued operations, and accordingly, the company has reclassified its financial data for all periods presented to reflect these actions.  Unless otherwise noted, the reported financial data pertains to Sealy’s continuing operations.

Non-GAAP Measures

Sealy provides information regarding Adjusted EBITDA and Adjusted EBITDA Margin which are not recognized terms under GAAP (Generally Accepted Accounting Principles) and do not purport to be alternatives to operating income or net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. The Company presents Adjusted EBITDA, because the covenants contained in the Company’s senior debt agreements are based upon these measures and Adjusted EBITDA is a material component of those covenants. Additionally, management uses Adjusted EBITDA to evaluate the Company’s operating performance.  The Company also presents Adjusted EBITDA margin, which is Adjusted EBITDA reflected as a percentage of net sales because it believes that this measure provides useful incremental information to investors regarding the Company’s operating performance.  Additionally, these measures are not intended to be measures of available cash flow for management’s discretionary use, as these measures do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation may not be comparable to other similarly titled measures of other companies.  A reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to the Company’s net income is provided in the attached schedule.

In this release, Sealy also provides information regarding Adjusted Earnings Per Share, which is GAAP earnings per share adjusted to exclude the impact of restructuring expense, merger costs and income tax expense on repatriated foreign earnings.  Adjusted Earnings Per Share is not a recognized term under GAAP and does not purport to be an alternative to GAAP earnings per share as a measure of operating performance. The Company presents Adjusted Earnings Per Share because it believes that this measure provides useful incremental information to investors regarding the Company’s operating performance.  A reconciliation of Adjusted Earnings Per Share to the Company’s GAAP earnings per share is provided in the attached schedule.

Additionally, the Company provides certain information on a constant currency basis which reflects a comparison of current period results translated at the prior period currency rates.  This information is provided because the Company believes that it provides useful incremental information to investors regarding the Company’s operating performance.

About Sealy

Sealy owns one of the largest bedding brands in the world, with sales of $1.3 billion in fiscal 2012. The company manufactures and markets a broad range of mattresses and foundations under the Sealy®, Sealy Posturepedic®, Sealy Embody™, Optimum™ by Sealy Posturepedic®, Stearns & Foster®, and Bassett® brands. Sealy operates 25 plants in North America, and has the largest market share and highest consumer awareness of any bedding brand on the continent. In the United States, Sealy sells its products to approximately 3,000 customers with more than 11,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, fluctuations in demand and the Company’s pending business combination with Tempur-Pedic. Please refer to the Company’s Securities and Exchange Commission filings for further information.

CONTACT: Mark D. Boehmer, VP & Treasurer, Sealy Corporation, +1-336-862-8705

SOURCE: SEALY CORPORATION

The condensed consolidated statements of operations and related information presented below have been adjusted for discontinued operations presentation for all periods presented.  However, the condensed consolidated balance sheets and statements of cash flows have not been adjusted for such presentation.

SEALY CORPORATION

CONSOLIDATED BALANCE SHEET

(In thousands)

	December 2,	November 27,
	2012	2011
ASSETS
Current assets:
Cash and equivalents	$128,154	$107,975
Accounts receivable (net of allowance for doubtful accounts, discounts and returns, 2012—$29,959; 2011—$30,104)	152,619	126,494
Inventories	72,364	57,002
Prepaid expenses	31,358	29,275
Deferred income taxes	21,579	21,349
Total current assets	406,074	342,095

Property, plant and equipment—at cost:
Land	6,761	7,351
Buildings and improvements	128,039	128,700
Machinery and equipment	281,345	261,650
Construction in progress	7,861	8,414
	424,006	406,115
Less accumulated depreciation	(259,983)	(239,370)
	164,023	166,745

Other assets:
Goodwill	363,229	361,026
Other intangibles—net of accumulated amortization (2012—$4,614; 2011—$3,496)	14,710	1,116
Deferred income taxes	3,945	1,772
Debt issuance costs, net, and other assets	53,364	46,440
	435,248	410,354
Total Assets	$1,005,345	$919,194

	December 2,	November 27,
	2012	2011
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion-long term obligations	$4,045	$1,584
Accounts payable	100,796	68,774
Accrued expenses:
Customer incentives and advertising	34,664	26,038
Compensation	33,065	17,601
Interest	14,484	14,074
Warranty	9,785	7,522
Other	26,128	20,904
Deferred income taxes	3,000	—
Total current liabilities	225,967	156,497
Long term obligations, net of current portion	765,521	790,297
Other noncurrent liabilities	60,249	52,415
Deferred income taxes	93	549

Commitments and contingencies	—	—

Redeemable noncontrolling interest	11,035	—

Stockholders’ deficit:
Preferred stock, $0.01 par value; Authorized 50,000 shares; Issued, none	—	—
Common stock, $0.01 par value; Authorized 600,000 shares; Issued and outstanding: 2012—104,322; 2011—100,916	1,045	1,010
Additional paid-in capital	955,777	935,512
Treasury stock, at cost: 2012—655; 2011—0	(1,138)	—
Accumulated deficit	(1,016,567)	(1,016,577)
Accumulated other comprehensive income (loss)	3,363	(509)
	(57,520)	(80,564)
Total Liabilities and Stockholders’ Deficit	$1,005,345	$919,194

SEALY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Three Months Ended
	December 2,	November 27,
	2012	2011

Net sales	$358,115	$269,259
Cost of goods sold	216,208	171,135
Gross profit	141,907	98,124

Selling, general and administrative expenses	127,791	98,927
Asset impairment loss	827	—
Amortization expense	461	72
Restructuring expenses and asset impairment	2,421	—
Royalty income, net of royalty expense	(5,645)	(4,617)

Income from operations	16,052	3,742

Interest expense	23,751	22,434
Refinancing and extinguishment of debt	407	(42)
Other income, net	(195)	(114)
Loss before income taxes	(7,911)	(18,536)
Income tax provision	(2,273)	(3,675)
Equity in earnings of unconsolidated affiliates	1,892	836
Loss from continuing operations	(3,746)	(14,025)
Loss from discontinued operations	(148)	(1,182)
Net loss	(3,894)	(15,207)
Net loss attributable to noncontrolling interests	1,096	—
Net (loss) income attributable to common shareholders	$(2,798)	$(15,207)

Loss per common share attributable to common shareholders—Basic
Loss from continuing operations per common share	$(0.03)	$(0.14)
Loss from discontinued operations per common share	—	(0.01)
Loss per common share attributable to common shareholders—Basic	$(0.03)	$(0.15)

Loss per common share attributable to common shareholders—Diluted
Loss from continuing operations per common share	$(0.03)	$(0.14)
Loss from discontinued operations per common share	—	(0.01)
Loss per common share attributable to common shareholders—Diluted	$(0.03)	$(0.15)

Weighted average number of common shares outstanding:
Basic	104,194	100,865
Diluted	104,194	100,865

SEALY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Twelve Months Ended
	December 2,	November 27,	November 28,
	2012	2011	2010

Net sales	$1,347,870	$1,230,151	$1,219,471
Cost of goods sold	808,363	751,449	709,971

Gross profit	539,507	478,702	509,500

Selling, general and administrative expenses	455,045	414,235	398,053
Asset impairment loss	827	—	—
Amortization expense	678	289	289
Restructuring expenses	2,421	—	—
Royalty income, net of royalty expense	(20,070)	(19,413)	(17,529)

Income from operations	100,606	83,591	128,687

Interest expense	89,305	87,743	85,617
Refinancing and extinguishment of debt	3,748	1,222	3,759
Other income, net	(605)	(451)	(226)

Income (loss) before income taxes	8,158	(4,923)	39,537

Income tax provision	12,548	4,104	18,488
Equity in earnings of unconsolidated affiliates	5,175	3,371	3,611
Income (loss) from continuing operations	785	(5,656)	24,660
Loss from discontinued operations	(1,962)	(4,232)	(38,399)
Net loss	(1,177)	(9,888)	(13,739)
Net loss attributable to noncontrolling interests	1,187	—	—
Net income (loss) attributable to common shareholders	$10	$(9,888)	$(13,739)

Earnings (loss) per common share attributable to common shareholders—Basic
Income (loss) from continuing operations per common share	$0.02	$(0.06)	$0.26
Loss from discontinued operations per common share	(0.02)	(0.04)	(0.40)
Earnings (loss) per common share attributable to common shareholders—Basic	$—	$(0.10)	$(0.14)

Earnings (loss) per common share attributable to common shareholders—Diluted
Income (loss) from continuing operations per common share	$0.02	$(0.06)	$0.14
Loss from discontinued operations per common share	(0.02)	(0.04)	(0.13)
Earnings (loss) per common share attributable to common shareholders—Diluted	$—	$(0.10)	$0.01

Weighted average number of common shares outstanding:
Basic	102,470	99,261	95,934
Diluted	109,151	99,261	289,857

SEALY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Fiscal Year Ended
	December 2,	November 27,	November 28,
	2012	2011	2010
Operating activities:
Net loss	$(1,177)	$(9,888)	$(13,739)
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	26,379	24,234	28,676
Deferred income taxes	1,646	1,905	1,121
Amortization of deferred gain on sale-leaseback	(49)	(624)	(646)
Paid in kind interest on convertible notes	24,539	19,994	16,109
Amortization of discount on new senior secured notes	1,578	1,485	1,431
Amortization of debt issuance costs and other	3,975	4,673	4,750
Impairment charges	827	288	22,963
Share-based compensation	8,117	13,243	15,864
Excess tax benefits from share-based payment arrangements	—	—	(417)
Loss (gain) on sale of assets	327	(215)	260
Write-off of debt issuance costs related to debt extinguishments	1,862	643	2,709
Loss on repurchase of senior notes	1,050	300	1,050
Dividends received from unconsolidated affiliates	6,500	1,011	—
Equity in earnings of unconsolidated affiliates	(5,175)	(3,371)	—
Loss on disposition of subsidiary	—	206	2,399
Other, net	(2,850)	(2,217)	2,618
Changes in operating assets and liabilities:
Accounts receivable	(20,332)	10,296	(3,226)
Inventories	(20,302)	(666)	(12,115)
Other current assets	(4,654)	(6,418)	(3,628)
Other assets	(1,495)	4,271	(3,791)
Accounts payable	29,856	4,774	(4,873)
Accrued expenses	28,769	(24,382)	(8,711)
Other liabilities	2,717	(5,790)	(338)
Net cash provided by operating activities	82,108	33,752	48,466
Investing activities:
Purchase of property, plant and equipment	(15,914)	(22,408)	(16,578)
Acquisition of Comfort Revolution, inclusive of cash acquired of $159 (1)	159	—
Proceeds from sale of property, plant and equipment	2,383	227	124
Net proceeds (outflow) from disposition of subsidiary	—	—	(340)
Advances to Comfort Revolution	(7,833)	—	—
Repayments of loans and capital from unconsolidated affiliate	—	—	3,205
Net cash used in investing activities	(21,205)	(22,181)	(13,589)
Financing activities:
Proceeds from issuance of long-term obligations	5,236	3,387	4,702
Repayments of long-term obligations	(11,446)	(4,619)	(15,068)
Repayment of senior secured notes, including premium of $1,050, $300 and $1,050	(36,050)	(10,300)	(36,050)
Repurchase of common stock associated with vesting of employee share-based awards	(3,059)	(3,746)	(4,806)
Exercise of employee stock options	104	630	714
Debt issuance costs	(908)	(147)	—
Other	—	(34)	(8)
Net cash used in financing activities	(46,123)	(14,829)	(50,516)
Effect of exchange rate changes on cash	5,399	1,978	(6,533)
Change in cash and equivalents	20,179	(1,280)	(22,172)
Cash and equivalents:
Beginning of period	107,975	109,255	131,427
End of period	$128,154	$107,975	$109,255

Supplemental disclosures:
Taxes paid (net of tax refunds of $3,157, $5 and $8,000 in fiscal 2012, 2011 and 2010, respectively)	$10,487	$16,198	$20,069
Interest paid	$58,803	$61,875	$66,071

Noncash investing transaction:
Extension of capital lease	$—	$2,181	$—
Promotional displays transferred to property, plant and equipment	$10,131	$—	$—

(1) Cash contributed to Comfort Revolution for initial investment	$10,000	$—	$—

Reconcilation of Adjusted EBITDA to Net Income (Loss)

Non-GAAP Measure

	Three Months Ended:		Twelve Months Ended:
	December 2, 2012	November 27, 2011	December 2, 2012	November 27, 2011
	(in thousands)		(in thousands)
Net loss	$(3,894)	$(15,207)	$(1,177)	$(9,888)
Interest expense	23,751	22,434	89,305	87,743
Income taxes	(2,273)	(3,675)	12,548	4,104
Depreciation and amortization	7,626	6,233	26,379	24,234

	25,210	9,785	127,055	106,193
Adjustments for debt covenants:

Refinancing charges	407	—	3,748	1,222
Non-cash compensation	1,551	4,004	8,117	13,243
Merger costs	2,538	—	2,538	—
Comfort Revolution acquisition costs	895	—	1,158	—
Discontinued operations	148	891	1,962	4,232
Noncontrolling interest	1,096	—	1,187	—
Restructuring expenses	2,421	—	2,421	—
Other (various) (a)	905	427	1,948	1,405

Adjusted EBITDA	$35,171	$15,107	$150,134	$126,295

(a)  Consists of various immaterial adjustments

SEALY CORPORATION

SHARE COUNT RECONCILIATION

	Three Months Ended		Twelve Months Ended
	December 2, 2012	November 27, 2011	December 2, 2012	November 27, 2011
	(in thousands)		(in thousands)
Numerator:
Net income from continuing operations, as reported	$(2,650)	$(14,025)	$1,972	$(5,656)
Net income attributable to participating securities	9	17	(6)	10
Interest on convertible notes	—	(14,551)	—	—
Net income from continuing operations available to common shareholders	$(2,641)	$(28,559)	$1,966	$(5,646)

Denominator:
Denominator for basic earnings per share—weighted average shares	104,194	100,865	102,470	99,261
Effect of dilutive securities:
Convertible debt	—	—	—	—
Stock options	—	—	449	—
Restricted share units	—	—	5,640	—
Other	—	—	592	—
Denominator for diluted earnings per share—adjusted weighted average shares and assumed conversions	104,194	100,865	109,151	99,261

SEALY CORPORATION

INTEREST EXPENSE

	Three Months Ended:		Twelve Months Ended:
	December 2, 2012	November 27, 2011	December 2, 2012	November 27, 2011
Cash interest expense	$15,111	$15,445	$59,213	$61,591
Non-cash interest expense	8,640	6,988	30,092	26,152
	$23,751	$22,433	$89,305	$87,743

Sealy Corporation

Non-GAAP Earnings Per Share

Three Months Ended December 2, 2012

(amounts and shares presented in thousands)

	As reported	Adjustments	As adjusted
Net income from continuing operations, net (1)	$(2,650)	$9,377	$6,727
Net (loss) income attributable to participating securities	9	(33)	(24)
Interest on convertible notes (2)	—	7,475	7,475
Net income (loss) from continuing operations available to common shareholders	$(2,641)	$16,819	$14,178

Denominator for diluted earnings per share - adjusted weighted average shares and assumed conversion (3)	104,194	227,650	331,844

Income (loss) from continuing operations per common share - Diluted	$(0.03)		$0.04

(1)         Includes the following adjustments to net income from continuing operations:

Restructuring expense	$2,421
Merger costs	2,538
Income tax expense on repatriation of foreign earnings	4,418
Total	$9,377

(2)         Reflects the inclusion of convertible note interest as the impact of the adjustments in (1) above causes the Convertible Notes to become dilutive for the purposes of calculating diluted earnings per share.

(3)         Reflects the inclusion of outstanding share-based awards and convertible notes that are considered dilutive based on the inclusion of the adjustments in (1) above:

Convertible notes	221,156
Stock options	518
Restricted share units	5,333
Other	643
227,650